XLR MEDICAL CORP. Suite 3400 Park Place, 666 Burrard Street Vancouver, BC V6C 3P6 Canada

October 13, 2004

TO:	Exelar Corporation

AND TO:	Exelar Medical Corporation

Dear Sirs:

RE:	Technology Acquisition and Funding Agreement
dated March 22, 2004 (the Agreement")

This will confirm that in consideration of Exelar Corporation and Exelar Medical Corporation agreeing not to exercise their rights to deliver a Notice of Default under paragraph 12.2 of the Agreement the parties have agreed that the period of 20 days from receipt of notice for the curing of a default under the Agreement shall be reduced to three (3) days.

Please sign where indicated below to confirm our amendment to the terms of the Agreement.

Yours truly,

XLR Medical Corp. (formerly TSI Medical Corp.)

per:	/s/ Logan B. Anderson

Agreed and Accepted this ____ day of October, 2004

Exelar Corporation

per:	/s/ Len Reiffel

Exelar Medical Corporation

per:	/s/ Len Reiffel